EXHIBIT 16.1

To Whom It May Concern:

We agree with the statements made in Item 4.01-Changes in Certifying Accountant, accompanying the Form 8-K of Aquarius Cannabis dated April 13, 2016, as they pertain to our firm, Pritchett, Siler and Hardy, PC.  We have no basis to agree or disagree with any other statements therein.

/s/ Pritchett, Siler and Hardy, PC